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                                                                     Exhibit 5.1


                                 October 4, 1999



NeoMagic Corporation
3260 Jay Street
Santa Clara, CA 95054

        RE: REGISTRATION STATEMENT OF FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 21, 2000 (the "Registration Statement") in connection with the registration of additional securities under the Securities Act of 1933, as amended, of an aggregate of 300,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1997 Employee Stock Purchase Plan (the "1997 Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the 1997 Plan.

        It is our opinion that, when issued and sold in the manner referred to in the 1997 Plan and pursuant to the respective agreements which accompany each grant under the 1997 Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation